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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

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James P. Bouchard

Craig T. Bouchard

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The following transcript is of a radio segment, the audio file of which will be posted to Esmark’s website at http//www.esmark.com. Esmark has not received the consent of the correspondent or the broadcaster to use the radio segment as proxy soliciting material.

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July 25

West Virginia Public Broadcasting –

Who Will Control Wheeling-Pitt’s Future?

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West Virginia Public Broadcasting

July 25, 2006

Keri Brown

Who Will Control Wheeling-Pitt’s Future?

Wheeling Pittsburgh Steel was one of the few small independent steel makers left in the United States. Management and labor have had disputes over the years but both sides agree that change in ownership is coming.

“We’ve got to find the best partner for Wheeling Pitt. We know Wheeling Pitt can’t be a stand alone company any more. We know that, so we need to find the best deal we can get. We want it to be stand alone. We thought it would be stand alone when we emerged from bankruptcy, yet we continue to see the middle, Arcelor, continue to have mergers that make companies bigger. We need to be able to partner up with somebody to lower our costs and be able to do some of those things.” (John Saunders, Contract Coordinator for USWA)

John Saunders is the Contract Coordinator for the USWA at Wheeling Pitt. The company will either become part of Brazilian steelmaker, CSN, or Chicago-based Esmark. But which company is better for Wheeling Pitts’ future? Saunders says the United Steelworkers of America is placing its bet on Esmark.

“Currently, United Steelworkers have taken the approach that we believe that the Esmark deal is better for our employees, better for our retirees and better for our communities because we have a better chance of continuing to make steel in the Ohio Valley. But we will continue to negotiate with both parties in an attempt to make sure that our retirees that own 3 million shares of stock in this company will get their health care and life insurance from the VEBA that’s out of this company, that’s an important part of us as we continue to work for ability to make steel in the Ohio Valley. Any type of merger we can’t stop, but we want to be able make sure that we continue to have operations at our locations in the Ohio Valley. (John Saunders)

Last week Esmark announced its intentions of a hostile takeover of Wheeling Pitt. Esmark turns raw steel slabs into specialized products for several industries.

Jim Bouchard is the company’s President. He says his track record speaks for itself.

“I was the Vice President Commercial for US Steel in the Slovak Republic. Similar to that, when I arrived there, that steel entity was basically bankrupt and in dire need of restructuring. We accomplished that both operationally and, as important, commercially. Improved the productivity in all the commercial relationships, restructured all the customer base in its entirety and it became obviously a huge success story. It went from a bankrupt mill to one of the most profitable steel operations in the world. And we could build basically the same platform with the European model right here in the United States.” (Jim Bouchard, President of Wheeling Pitt)

As a customer of Wheeling Pitt, he first became interested in the steel maker two years ago when company officials invited him to the opening of Wheeling Pitt’s electric arc furnace. He says he has big plans for the company.

“We want to get the hot strip mill up to running 3.5 million tons. We’ll look down the road at adding a re-heat furnace, potentially, so we can increase that capacity. We’re going to provide capital into the coal mills in the hot tip galvanized lines to expand them. We’re going to provide capital into the new electric arc furnace so it runs more efficiently — and we believe we can increase that capacity immediately or within the near term. And so you need liquidity and capital to grow the company. Wheeling Pitt hasn’t had that. They’ve obviously had a lot of debt, very little equity, and it’s very difficult to grow your company when you don’t have the financial resources to do it. We’re providing those resources and then we have a plan to put in to really grow and expand Wheeling Pitt and to invest back into it.” (Jim Bouchard)

Esmark wants to shut down the company’s blast furnace. But Bouchard says it would not involve job cuts. That doesn’t keep workers like Frank Pepenie [ph] from worrying. He has 35 years invested in the company.

“I worked in a plant in Benwood and the Wheeling Steel closed it. They consolidated their assets basically years ago and who’s to say a larger company wouldn’t come in and wouldn’t do the same thing? One group that wants this company, the Brazilian group company, they’re pretty pleased with our operations here. They like what they see. I feel if they would have it—I feel confident that this plant here, especially, would last for a good while. Some of the other facilities, I don’t know. I don’t know what they’re looking at, what exactly they want to do. And with Esmark – my only fear with Esmark is they’re there and they say that they’re going to do wonders for us and invest a lot of money , which is great, OK – but then again, who’s to say that they won’t get swallowed up by a bigger entity like Mittal or somebody.” (Frank Pepenie [ph], worker, Wheeling Pitt)

Officials at Wheeling Pittsburgh Steel are being quiet about the company’s future. But recently CEO Jim Bradley says he preferred the strategic alliance with the Brazilian steelmaker, CSN. Ironically, Brazil is one of the countries that the International Trade Commission found nearly five years ago to be illegally dumping its low cost fuel imports on the American market. Soon after, President Bush responded by placing temporary tariffs on these countries.

Bob Butler is just getting off shift at the Wheeling Pitt plant in Martins Ferry, Ohio, like he has every day for 28 years. He said he’s never been more frustrated with the company’s current situation.

“We’ve worked more this year and put out more tonnage probably this year than we have in a long time. And the stock – every integrated steel company in this country, the stock is up – they’re making money. Our stock is probably at $19.30 today—and it’s like why? We’re producing a product, putting it out the door. Why aren’t we making the money?” (Bob Butler, worker, Wheeling Pitt)

Before a deal is reached, stockholders must first vote for the company they feel is best for Wheeling Pitt’s future. An agreement must also be worked out with members of the United Steelworkers of America. Saunders of the USWA says no matter what happens, the answer won’t come easy.

“This is like a 15-round fight. We’re currently in probably in the first or second round of the fight where we continue to negotiate with both sides to see who gets control of this company. This is going to take some time. This issue probably won’t get settled until some time toward the end of the year. Shareholders, the company has to have an annual meeting. People have to vote for both sides, to put a slate of directors in. United Steelworkers looks forward to being an active part in every round of this fight.” (John Saunders)

Meanwhile, Esmark is meeting with the union officials and workers to discuss its plan. It hasn’t been determined when stockholders will vote on who it prefers to control the company.

For West Virginia Public Broadcasting, I’m Keri Brown in Wheeling.